Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Able View Global Inc. on Form F-4 of our report dated March 15, 2022, except for Notes 1, 3, 4 and 8 which are dated July 29, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Hainan Manaslu Acquisition Corp. as of December 31, 2021 and for the period from September 10, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

We were dismissed as auditors on October 5, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Registration Statement for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP

New York, NY

March 17, 2023